UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 24, 2024
Date of Report
(Date of earliest event reported)
AGCO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-12930	58-1960019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4205 River Green Parkway
Duluth, Georgia 30096
(Address of principal executive offices, including Zip Code)
770 813-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of Class	Trading Symbol	Name of exchange on which registered
Common stock	AGCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On June 24, 2024, AGCO Corporation (the "Company") announced a restructuring program in response to increased weakening demand in the agriculture industry (the "Program").

The initial phase of the Program is focused on further reducing structural costs, streamlining the Company’s workforce and enhancing global efficiencies related to changing the Company’s operating model for certain corporate and back-office functions and better leveraging technology and global centers of excellence. The Company estimates that it will incur charges for one-time termination benefits of approximately $150 million to $200 million in connection with this phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company expects the majority of these cash charges will be incurred in 2024 and the first half of 2025. Once fully implemented, the Company expects this phase of the Program to yield annual run-rate benefits and cost savings of approximately $100 million to $125 million. The initial phase of the Program is expected to result in a net reduction of the Company’s salaried workforce by up to approximately 6% as compared to its salaried workforce as of December 31, 2023.

As part of the Program, the Company expects to evaluate other opportunities to further enhance global operating efficiencies that could result in additional restructuring charges related to future phases of the Program. The Company is unable at this time to quantify the charges and benefits related to potential future phases of the Program.

Potential position eliminations are subject to legal requirements that vary by jurisdiction. The charges that the Company expects to incur are subject to a number of assumptions, including legal requirements in various jurisdictions, and actual expenses may differ materially from the estimates disclosed above. The Company also may incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the initial phase of the Program as well as for potential future phases.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains "forward-looking statements". These forward-looking statements include statements related to the Company’s plans, objectives and expectations related to its restructuring program, including the timing of the Program, estimated charges and potential benefits and cost savings resulting from the implementation of the Program, estimates of the size of the reduction of the Company’s workforce, and other expected impacts to its financial results and business operations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. There are many factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. For a further discussion of such risks and uncertainties, see "Risk Factors" as described in the Company’s Annual Report for the year ended December 31, 2023 on Form 10-K.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Damon Audia
Damon Audia Senior Vice President and Chief Financial Officer

Dated: June 25, 2024